UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2010

XTREME GREEN PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

2191 Mendenhall Dr. Suite 101
North Las Vegas, NV 89081
 (Address of principal executive offices) (zip code)

(702) 233-4804
(Registrant's telephone number, including area code)

5475 Wynn Road, Suite 100
Las Vegas, Nevada 89118
 (Former name or address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 22, 2010, Xtreme Green Products Inc. (the “Company”) entered into an agreement with a family trust of which Byron Georgiou, one of the Company’s directors, is a trustee. The agreement provides for a loan to the Company in the aggregate amount of $1,000,000 in three tranches at an annual interest rate of 12%. The first tranche of $250,000 was advanced on July 9, 2010. The second tranche in the amount of $500,000 will be funded on August 9, 2010. The balance is scheduled to be released on September 9, 2010. The loans are due to be repaid on September 8, 2011. At any time prior to that date, at the option of the lender the loan is convertible into common stock at $0.40 per share. Upon conversion, the lender will also receive warrants to purchase 7,500,000 shares of common stock, as follows: a three year warrant to purchase 2,500,000 shares of common stock at $0.40 per share; a four year warrant to purchase 2,500,000 shares at $0.65 per share; and a five year warrant to purchase 2,500,000 shares of common stock at $0.75 per share.

The agreement further provides that upon completion of all advances the lender shall be granted the right to distributorships in Central America, the United Kingdom, Ireland, Greece, Cyprus and Alaska on terms that are no less favorable than those applicable to lender’s distributorships in Northern Nevada, California, Oregon and Washington.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

Not applicable.

 (b) Pro forma financial information.

Not applicable.

(c) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

July 28, 2010	By:	/s/ Neil Roth
Neil Roth
Chief Financial Officer